EXHIBIT 10.7
Form of 2009 Tier I Senior Management Time-Based Class A Stock Option Agreement

Name:
Number of Shares:
Price per Share:
Date of Grant:

SunGard Capital Corp.

Senior Management Non-Qualified Time-Based
Class A Option Agreement

THIS AWARD AND ANY SECURITIES ISSUED UPON EXERCISE OF THIS OPTION
ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AND
REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE
STOCKHOLDERS AGREEMENT AMONG SUNGARD CAPITAL CORP., SUNGARD
CAPITAL CORP. II, SUNGARD HOLDING CORP., SOLAR CAPITAL CORP. AND
CERTAIN STOCKHOLDERS OF SUNGARD CAPITAL CORP. AND SUNGARD
CAPITAL CORP. II, DATED AS OF AUGUST 10, 2005 (AS IN EFFECT FROM TIME
TO TIME, THE “STOCKHOLDERS AGREEMENT”).

SUNGARD CAPITAL CORP. STRONGLY ENCOURAGES YOU TO SEEK THE
ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO
YOUR AWARD AND ITS TAX CONSEQUENCES.

This agreement (the “Agreement”) evidences a stock option granted by SunGard Capital Corp., a Delaware corporation (the “Company”), to the undersigned (the “Optionee”), pursuant to, and subject to the terms of, the SunGard 2005 Management Incentive Plan (as amended from time to time, the “Plan”) which is incorporated herein by reference and of which the Optionee hereby acknowledges receipt and the Executive Employment Agreement, dated August 11, 2005, between the Optionee and SunGard Data Systems Inc. (the “Employment Agreement”). Any exercise of discretionary authority granted under the Plan shall be subject to the express terms of this Agreement, and the last sentence of Section 3 of the Plan shall not apply to determinations of the Administrator with respect to this Agreement or the provisions of the Plan as applied to this Agreement.

1. Grant of Option. The Company grants to the Optionee, as of the above Date of Grant, an option (the “Option”) to purchase, in whole or in part, on the terms provided herein and in the Plan, that total number of Class A Common shares as set forth in Schedule A (the “Shares”) at the above Price per Share. The Option will vest and become exercisable in accordance with Section 3 below.

The Option evidenced by this Agreement is intended to be a non-qualified option and is granted to the Optionee in an Employment capacity as an employee.

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used in this Agreement shall have the same meaning as in the Plan. The following terms shall have the same meaning as set forth in the Optionee’s Employment Agreement: “Board,” “Cause,” “Change of Control,” “Consulting Period,” “Date of Termination,” “Disability,” “Employer,” “Good Reason,” “Investors,” “Retained Business,” “Sale of a Business,” and “Sold Business.” The following terms shall have the following meanings:

(a)	“Adjustment Event” means (i) a cash distribution with respect to Shares paid to all or substantially all holders of Shares, other than cash dividends in respect of Shares declared by the Board as part of a regular dividend payment practice or stated cash dividend policy of the Company following an IPO, or (ii) a substantially pro rata redemption or substantially pro rata repurchase (in each case by the Company or any of its subsidiaries) of the Shares;

(b)	“Beneficiary” means, in the event of Optionee’s death, Optionee’s legal representative, executor, administrator or designated beneficiary, as applicable;

(c)	“Call Option” means an option in favor of Company to purchase for cash at a specified price the Shares received by Optionee (or Optionee’s Beneficiary) upon any exercise of the Option with respect to one or more Shares;

(d)	“Closing” means August 11, 2005;

(e)	“Extended Exercise Period” means the period ending on the later of (i) the 90th day following (as applicable) the Optionee’s Date of Termination or the Sale of a Business where the Optionee is employed by the Sold Business and is not offered employment with a Retained Business on substantially similar terms and conditions (or the one year anniversary of the Optionee’s Date of Termination in the case of a termination resulting from Disability or death) and (ii) the earlier of (A) a Change of Control or (B) the 30th day after an IPO (or, if Optionee is subject to an IPO lock-up, the 30th day after the expiration of the lock-up); provided that in all cases the Extended Exercise Period shall end no later than the Final Exercise Date;

(f)	“Fair Market Value” means, as of any date, as to any Share, the Board’s good faith determination of the fair market value of such Share as of the applicable reference date, taking into account the most recent annual valuation of the Company. The Company agrees to engage, no later than December 31, 2006, and at least annually thereafter, an independent third party appraiser to perform such valuation, and to update each such valuation on a quarterly basis. Upon the exercise of a Call Option pursuant to Section 5(a) or a Put Option, the Board will provide prompt written notice of its determination of the Fair Market Value of the applicable Shares (the “Board Notice”) to Optionee. Optionee shall have the right to contest the Fair Market Value thereof by notice to the Company within fifteen (15) business days of receipt of the Board Notice. If Optionee does so notify the Company of Optionee’s disagreement with the Fair Market Value set forth in the Board Notice within such time period, then the Company shall retain an independent third party appraiser reasonably acceptable to Optionee and to the Company to determine the fair market value of such Shares, and the determination of such independent appraiser shall govern. For this purpose, the appraiser last used by the Company in the ordinary course of business will be considered an independent appraiser. In the event that the Fair Market Value of the Shares as determined by such independent appraiser exceeds by the lesser of $200,000 or 10% the fair market value determined by the Board, then the Company shall bear the full cost of the appraisal. Otherwise, the Optionee (or the Optionee’s Beneficiary, as applicable) shall bear the full cost of the appraisal;

(g)	“Family Member” means, with respect to Optionee, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee’s household (other than a tenant or employee), a trust in which one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which one or more of these persons (or Optionee) control the management of assets, or any other entity in which one or more of these persons (or Optionee) own more than fifty percent of the voting interests;

(h)	“IPO” means the initial closing of a bona fide firm commitment underwritten public offering of equity shares of the Company, registered under the Securities Act of 1933, as amended, that results in such shares being traded on a liquid trading market;

(i)	“Put Option” means the obligation of the Company, upon thirty (30) days notice from Optionee, to use commercially reasonable efforts to repurchase for cash the Shares acquired by Optionee (or Optionee’s Beneficiary) upon exercise of the Option with respect to one or more Shares at the then Fair Market Value of such Shares; provided, however, that any Shares subject to the Put Option shall have been held by Optionee (or Optionee’s Beneficiary) for at least six months. If Company (as the case may be) is not able to repurchase the Shares subject to the Put Option in cash as a result of any contractual or legal restriction, Company shall provide Optionee (or Optionee’s Beneficiary) with a promissory note that bears interest at the prime rate as published in The Wall Street Journal on the repurchase date plus 1% and will become payable over the three year period from the date of the note;

(j)	“Registration Rights Agreement” means the Participation, Registration Rights and Coordination Agreement, dated as of August 10, 2005, by and among the Company, SunGard Capital Corp. II, SunGard Holding Corp., Solar Capital Corp. and certain stockholders of the Company;

(k)	“Restrictive Covenant” means any of the restrictive covenants set forth in Section 5 of Optionee’s Employment Agreement; and

(l)	“Retirement” means retirement within the meaning of Section 2.2(b) of Optionee’s Employment Agreement.

As used herein with respect to the Option, the term “vest” means to become exercisable in whole or in specified part.

3. Vesting of Option. The Option shall vest in accordance with Schedule A; provided, however, that:

(a)	if the Optionee’s Employment terminates as a result of (i) termination of the Optionee by the Employer without Cause, (ii) resignation by the Optionee, or (iii) the Optionee’s Disability or death, then the Option shall immediately stop vesting;

(b)	if the Optionee’s Employment terminates as a result of termination by the Employer for Cause, then the Option will be immediately forfeited by the Optionee and terminate as of the Date of Termination;

(c)	if the Optionee’s Employment terminates as a result of the Optionee’s Retirement, then the Option shall continue to vest for the duration of the Optionee’s Consulting Period;

(d)	upon a Sale of a Business where the Optionee is employed by the Sold Business and is not offered employment with a Retained Business on substantially similar terms and conditions, the Option shall become fully vested; and

(e)	in the event of a Change of Control, the Option shall become fully vested and exercisable immediately before the Change of Control.

4. Exercise of Option.

(a)	In General. The latest date on which this Option may be exercised is ten years from the Date of Grant (the “Final Exercise Date”). Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor, administrator, or permitted transferee (subject to any restrictions provided under the Plan and the Stockholders Agreement), made pursuant to and in accordance with the terms and conditions set forth in the Plan and received by the Company at its principal offices, accompanied by payment in full as provided in the Plan. The purchase price may be paid by delivery of cash or check acceptable to the Administrator or, in case of an exercise on the Final Exercise Date or upon a Change of Control that terminates an Extended Exercise Period, after termination of Employment as a result of resignation by the Optionee other than for either Good Reason or Retirement and prior to the fifth anniversary of the Closing or as a result of the Optionee’s Disability or death, if and to the extent permitted by the Code (including Section 409A thereof) and if such exercise would not adversely affect any of the Companies’ results of operations under Generally Accepted Accounting Principles, by means of withholding of Shares subject to the Option with an aggregate Fair Market Value equal to (i) the aggregate exercise price and

(ii) if commercially reasonable for the Company to so permit (taking into account its cash position in light of any contractual or legal restrictions) minimum statutory withholding taxes with respect to such exercise, or by such other method provided under the Plan and explicitly approved by the Administrator. In the event that this Option is exercised by a person other than the Optionee, the Companies will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Option.

(b)	Time To Exercise. The Option must be exercised no later than the Final Exercise Date, and if not exercised by such date, will thereupon terminate. The Option must also be exercised by the termination of the Optionee’s Employment, and if not exercised by such date, will thereupon terminate, except as provided below:

(i)	upon termination of the Optionee’s Employment (i) by the Employer without Cause, (ii) by resignation by the Optionee for Good Reason, or (iii) as a result of a Disability or death, or upon the Sale of a Business where the Optionee is employed by the Sold Business and is not offered employment with a Retained Business on substantially similar terms and conditions, the Option will remain exercisable through the Extended Exercise Period, and will thereupon terminate;

(ii)	if the Optionee’s Employment terminates as a result of resignation by the Optionee other than for Good Reason and such Employment terminates (i) prior to the fifth anniversary of the Closing, then the Option will remain exercisable until the earlier of (a) the 90th day after the Date of Termination or (b) the Final Exercise Date, and will thereupon terminate, or (ii) on or after the fifth anniversary of the Closing, then the Option will remain exercisable through the Extended Exercise Period, and will thereupon terminate;

(iii)	if, the Optionee’s Employment terminates as a result of the Optionee’s Retirement, then the Option will remain exercisable through the Extended Exercise Period, and will thereupon terminate;

provided further that the Administrator shall extend the period to exercise the portion of the Option that vests after termination of Employment (but not beyond the Final Exercise Date) to the extent necessary to determine the Actual Internal EBITA (as defined in Schedule A) for the year containing the Date of Termination (or for the preceding year, as applicable).

5. Certain Calls and Puts.

(a)	Call on Resignation Without Good Reason. If the Optionee’s Employment terminates as a result of resignation by the Optionee other than for either Good Reason or Retirement, for the period ending one hundred eighty-one (181) days following the later of Optionee’s Date of Termination or the date on which this Option is exercised, the Company shall have a Call Option at the then Fair Market

Value of such Shares, provided, however, that the Companies’ Call Options pursuant to this Section 5(a) shall cease to apply on the earlier of an IPO or the fifth anniversary of the Closing. For purposes of the preceding sentence, the term resignation does not include the departure of Optionee by reason of the Sale of a Business where Optionee is employed by the Sold Business and is not offered employment with a Retained Business on substantially similar terms and conditions.

(b)	Call on Termination For Cause. If the Optionee’s Employment is terminated by the Employer for Cause, for the period ending one hundred eighty-one (181) days following the later of Optionee’s Date of Termination or the date on which this Option is exercised, the Company shall have a Call Option at the lower of (i) the exercise price paid by Optionee for such Shares (less any distributions received with respect to such Shares under the SunGard Capital Corp. and SunGard Capital Corp. II Dividend Rights Plan or with respect to such Shares after the exercise of this Option), or (ii) the then Fair Market Value of such Shares, provided, however, that the Companies’ Call Options pursuant to this Section 5(b) shall cease to apply on an IPO.

(c)	Put on Disability or Death. If the Optionee’s Employment terminates as a result of the Optionee’s Disability or death (and if and to the extent permitted by the Code (including Section 409A thereof)) the Optionee (or, the Optionee’s Beneficiary) shall have a Put Option at any time after Optionee’s Date of Termination, but prior to an IPO.

(d)	The Company may assign its rights under this Section 5 to any of their subsidiaries or to the Investors.

(e)	The provisions of this Section 5 supersede Section 6 of the Stockholders Agreement with respect to the Options granted hereunder and the related Shares.

6. Share Restrictions, etc. Except as expressly provided herein, the Optionee’s rights hereunder and with respect to Shares received upon exercise are subject to the restrictions and other provisions contained in the Stockholders Agreement.

7. Distributions, Redemptions, etc. On the occurrence of an Adjustment Event, the per-Share exercise price of this Option, whether vested or unvested, shall be reduced by an amount equal to the per-Share amount paid in connection with the Adjustment Event; provided, however, that any such reduction shall be limited to that portion of such amount which would not cause the per-Share exercise price of the Option to be reduced below 25% of the fair market value, as of the date the Option was granted, of the Shares. In the case of a redemption or repurchase of the Shares, the number of Shares that are subject to the Option will be automatically reduced by an amount proportionate to the percentage reduction in outstanding shares of the affected class resulting from the redemption or repurchase. Notwithstanding the foregoing, adjustments under this Section shall be made in accordance with the requirements of Section 409A of the Code, where applicable, so as not to cause the Option to be considered “deferred compensation” under Section 409A.

8. Forfeiture. Upon exercise, payment or delivery pursuant to this Option, Optionee shall certify on a form acceptable to the Committee that Optionee is in compliance with the Restrictive Covenants and all other agreements between Optionee and the Company or any of its Affiliates. If the Company determines that Optionee is not in compliance with one or more of the Restrictive Covenants or with the provisions of any agreement between Optionee and the Company or any of its Affiliates, and such non-compliance has not been authorized in advance in a specific written waiver from the Company, the Committee may cancel any unexercised portion. The Company shall also have the following (and only the following) additional remedies:

(a)	During the six months after any exercise, payment or delivery of Shares pursuant to this Option, such exercise, payment or delivery may be rescinded at the Company’s option if Optionee fails to comply in any material respect with the terms of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or if Optionee breaches any duty to the Company or any of its Affiliates. The Company shall notify Optionee in writing of any such rescission within one year after such exercise, payment or delivery. Within ten days after receiving such a notice from the Company, Optionee shall remit or deliver to the Company (i) the amount of any gain realized upon the sale of any Shares acquired upon the exercise of this Option, (ii) any consideration received upon the exchange of any Shares acquired upon the exercise of this Option (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued of the time of the exchange) and (iii) the number of Shares received in connection with the rescinded exercise.

(b)	The Company shall have the right to offset, against any Shares and any cash amounts due to Optionee under or by reason of Optionee’s holding this Option, any amounts to which the Company is entitled as a result of Optionee’s violation of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or Optionee’s breach of any duty to the Company or any of its Affiliates. Accordingly, Optionee acknowledges that (i) the Company may delay exercise of this Option or withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company or any of its Affiliates, and (iii) the Company has no liability for any attendant market risk caused by any such delay, withholding, or escrow.

Optionee acknowledges and agrees that the calculation of damages from a breach of any of the Restrictive Covenants or of any other agreement with the Company or any of its Affiliates or of any duty to the Company or any of its Affiliates would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. Optionee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

9. Legends, etc. Shares issued upon exercise shall bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

10. Transfer of Option. This Option may only be transferred by the laws of descent and distribution, to a legal representative in the event of the Optionee’s incapacity, or to a Family Member with the consent of the Compensation Committee of the Board, such consent not to be unreasonably withheld.

11. Withholding. The exercise of the Option will give rise to “wages” subject to withholding. The Optionee expressly acknowledges and agrees that the Optionee’s rights hereunder, including the right to be issued Shares upon exercise, are subject to the Optionee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. The Optionee also authorizes the Company and its subsidiaries to withhold such amount from any amounts otherwise owed to the Optionee and the Company may so withhold as provided in Section 4(a) above.

12. Effect on Employment. Neither the grant of this Option, nor the issuance of Shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

13. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

By acceptance of this Option, the undersigned agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement and the Registration Rights Agreement, , in each case treating the undersigned as a “Manager” as defined therein.

Executed as of the Date of Grant.

SunGard Capital Corp.

SUNGARD CAPITAL CORP.

By:

Optionee

I acknowledge that I have received a copy of this Agreement and certain related information, and that I have read and understood these documents. I accept and agree to all of the provisions of this Agreement.

Optionee

Schedule A
Vesting Schedule

Option for 25% of the total number of Shares is exercisable on the first anniversary of the Date of Grant (“Initial Vesting Date”); and

Option for the remaining 75% of the total number of Shares is exercisable in equal monthly installments over the 48 months following the Initial Vesting Date starting with the first monthly anniversary of the Initial Vesting Date.